Exhibit 10.1

Underwriting Services Agreement

by and among

New Point Re IV Limited,

Alterra Agency Limited

and

Alterra Bermuda Limited

May 1, 2011

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APPENDIX 1	Underwriting Guidelines
APPENDIX 2	U.S. Federal Income Tax Operating Guidelines
APPENDIX 3	Investment Guidelines

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UNDERWRITING SERVICES AGREEMENT

This UNDERWRITING SERVICES AGREEMENT (this “Agreement”) is dated the 1st day of May, 2011.

AMONG

1.	New Point Re IV Limited (the “Company”), of Alterra House, 2 Front Street, Hamilton HM 11, Bermuda, a company organized under the laws of Bermuda and licensed to carry on insurance and reinsurance business;

2.	Alterra Agency Limited (the “Underwriting Manager”), of Alterra House, 2 Front Street, Hamilton HM 11, Bermuda, a company organized under the laws of Bermuda and registered as an insurance manager; and

3.	Alterra Bermuda Limited (“ABL”), of Alterra House, 2 Front Street, Hamilton HM 11, Bermuda, a company organized under the laws of Bermuda and licensed to carry on insurance and reinsurance business.

The Company, the Underwriting Manager, and ABL may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company desires to issue collateralized (i) contracts providing property catastrophe excess of loss retrocessional cover and (ii) industry loss warranties; and

WHEREAS, the Company desires to appoint the Underwriting Manager to act as its agent for the limited purposes described in this Agreement, and the Underwriting Manager is willing to accept such appointment.

NOW, THEREFORE, subject to the terms and conditions of this Agreement, in consideration of the mutual covenants set forth herein, intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1

DEFINED TERMS

SECTION 1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (definitions are applicable to both the singular and the plural forms of each term defined in this Article):

“ABL” has the meaning ascribed in the introductory paragraph hereto.

“Accounting Report” has the meaning ascribed in Section 6.1.

“Acquisition Expenses” means (i) commissions, fees and other expenses directly allocable to the issuance of the Covered Contracts and owed by the Company to third- party agents, brokers, producers or other intermediaries and (ii) premium taxes, United States Federal excise taxes and other similar taxes payable by the Company with respect to Covered Contracts.

“Adjusted Net Income (Loss)” means (i) the net income or loss of the Company, determined in accordance with GAAP, with respect to the Covered Contracts underwritten hereunder and incepting during the Underwriting Term, including all income earned and expenses incurred during the Underwriting Term and all income earned and expenses incurred thereafter that are allocable to such Covered Contracts, but before any Performance Fees payable with respect to the Underwriting Term, less (ii) any investment income of the Company.

“Administrative Fee” has the meaning ascribed in Section 5.3.

“Administrative Services” has the meaning ascribed in Section 3.4.

“Affiliate” of a specific Person means a Person that (at the time when the determination is to be made) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person. For purposes of this Agreement, (i) ABL, the Underwriting Manager and their Affiliates (other than the Company and New Point IV), on the one hand, and (ii) the Company and New Point IV, on the other hand, shall not be considered Affiliates of one another.

“Agreement” has the meaning ascribed in the preamble of this Agreement.

“Appointing Authority” has the meaning ascribed in Section 12.1.

“Board” has the meaning ascribed in Section 2.3.

“Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions in Bermuda are permitted or obligated by law to close.

“Ceded Retrocession Agreements” has the meaning ascribed in Section 4.1.

“Change of Control” means, with respect to the Person at issue (the “Target”), (i) an acquisition by an individual, legal entity or group of effective control (whether through legal or beneficial ownership of shares of the applicable Person, by contract or otherwise) of voting shares having more than 50% of the aggregate voting power of the Target or any parent company of the Target (a “Target Parent Company”) or (ii) any amalgamation or merger or consolidation of: (x) a Target Parent Company in which the shareholders immediately prior to such amalgamation or merger or consolidation do not continue to hold or have the right to direct the voting of voting shares having more than 50% of the voting power of such Target Parent Company immediately after such amalgamation or merger or consolidation; or (y) the Target in which a Target Parent Company does not continue to hold or have the right to direct the voting of voting shares having more than 50% of the voting power of the Target immediately after such amalgamation or merger or consolidation or (iii) a sale of all or substantially all of the Target’s assets or (iv) the execution by the Target or any of its Affiliates of an agreement to which the Target or any of its Affiliates is a party or by which it is bound, providing for any of the events set forth above in clause (i), (ii) or (iii); provided, that none of the transactions set forth in clause (i), (ii), (iii) or (iv) above between and among the Target and any controlled Affiliate of the Target shall constitute a Change of Control.

“Company” has the meaning ascribed in the introductory paragraph hereto.

“Company Indemnified Parties” has the meaning ascribed in Section 10.1.

“Company Termination Notice” has the meaning ascribed in Section 9.1.

“Company Trigger Event” means a Change of Control of New Point IV or the Company.

“Confidential Information” has the meaning ascribed in Section 11.1.

“Control” (including with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Covered Contracts” means (i) contracts providing collateralized property catastrophe excess of loss retrocessional cover and (ii) collateralized industry loss warranties, in each case of clauses (i) and (ii) that comply with the Underwriting Guidelines.

“Cumulative Adjusted Net Income (Loss)” means the Adjusted Net Income (Loss) from the first day of the Underwriting Term until the calculation date of Cumulative Adjusted Net Income (Loss).

“Customer” means a retrocedent or prospective retrocedent, or other acquiror or prospective acquiror of an industry loss warranty, or agent, broker or other intermediary acting on any of their behalf.

“Effective Date” has the meaning ascribed in Section 2.4.

“Exempt Period” has the meaning ascribed in Section 2.3.

“Exempt Period Termination Notice” has the meaning ascribed in Section 2.3.

“GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Government Authority” means any legislature, executive branch or governmental department, commission, board, agency, court, tribunal or instrumentality.

“Included Company” means (i) any Affiliate of ABL that is controlled by ABL and (ii) any Person for whom ABL or any Person identified in clause (i) above provides all or substantially all of the underwriting services.

“Losses” has the meaning ascribed in Section 10.1.

“New Point IV” means New Point IV Limited, a company organized under the laws of Bermuda, and the parent company of the Company.

“Operating Account” has the meaning ascribed in Section 3.3.

“Party” has the meaning ascribed in the second paragraph hereto.

“Performance Fee” has the meaning ascribed in Section 5.2.

“Performance Fee Report” has the meaning ascribed in Section 5.2.

“Person” means any individual, company, corporation, limited liability company, partnership, firm, joint venture, association, trust, unincorporated organization, Government Authority or other entity.

“Premium” means the premium and all other amounts payable to the Company on Covered Contracts.

“Risk Modeling Systems” means any risk modeling systems, methods of pricing coverage for retrocessional risks, methods of tracking the subject business and related documents and materials developed by the Underwriting Manager at its own expense or in cooperation with third parties.

“Settlement Auditor” has the meaning ascribed in Section 5.4.

“Shareholders” means the holders of common shares, par value $1.00 per share, of New Point IV.

“Target” has the meaning ascribed in the definition of Change of Control.

“Target Parent Company” has the meaning ascribed in the definition of Change of Control.

“Termination Date” has the meaning ascribed in Section 9.1.

“UM Change of Control Event” has the meaning ascribed in the definition of Underwriting Manager Trigger Event.

“UM Indemnified Parties” has the meaning ascribed in Section 10.1.

“UM Termination Notice” has the meaning ascribed in Section 9.1.

“Underwriting Committee” has the meaning ascribed in Section 3.5.

“Underwriting Fee” has the meaning ascribed in Section 5.1.

“Underwriting Guidelines” means the underwriting guidelines set forth in Appendix 1 to this Agreement.

“Underwriting Manager” has the meaning ascribed in the introductory paragraph hereto.

“Underwriting Manager Trigger Event” means the occurrence of any of the following events:

(i) an assignment made for the benefit of creditors of ABL or the Underwriting Manager;

(ii) the voluntary commencement of an insolvency or bankruptcy proceeding by ABL or the Underwriting Manager, or the institution of a bankruptcy or insolvency proceeding against ABL or the Underwriting Manager that is not dismissed within five (5) Business Days after institution thereof;

(iii) the commission by the Underwriting Manager or any of its directors, officers or employees, as reasonably determined by the Company, of fraud, dishonesty or bad faith in the performance by such Underwriting Manager or any such director, officer or employee of the services under this Agreement;

(iv) a material breach of this Agreement by the Underwriting Manager or ABL that is not cured within thirty (30) days of receipt of written notice of such breach from the Company; or

(v) the Change of Control of ABL or the Underwriting Manager (the “UM Change of Control Event”).

“Underwriting Term” means the period commencing on May 1, 2011 and ending on the Termination Date.

ARTICLE 2

APPOINTMENT AND AUTHORITY

SECTION 2.1 Appointment and Acceptance. (a) The Company hereby appoints the Underwriting Manager to be the Company’s limited agent solely to provide the services and exercise the authorities specified in this Agreement. The Underwriting Manager hereby accepts this appointment.

(b) The Underwriting Manager shall have the authority expressly conferred on it by this Agreement and the duty and authority to provide the services described in this Agreement.

SECTION 2.2 Exclusivity. Except as otherwise provided in this Agreement, the appointment hereunder shall be exclusive during the term of this Agreement, and, except as otherwise provided by this Agreement, no other Person shall provide to the Company the services specified in this Agreement to be provided by, or exercise on behalf of the Company the authorities conferred on, the Underwriting Manager pursuant to this Agreement.

SECTION 2.3 Non-Compete. From the Effective Date until the Termination Date, ABL will not, and will cause all of the Included Companies (including Included Companies on the date of this Agreement and in the future through acquisitions or otherwise) to not, underwrite Covered Contracts; provided, that the foregoing restriction shall not apply (i) to any Covered Contract underwritten after March 30, 2012 if cover in respect of such Covered Contract does not incept until after the Termination Date and (ii) during any period (any such period, an “Exempt Period”) that the Company does not have sufficient resources to underwrite Covered Contracts, as determined by the Board of Directors of the Company (the “Board”) (based on the advice of the Underwriting Committee). Each Exempt Period shall commence upon receipt by ABL and the Underwriting Manager of notice from the Board that the Board has determined (after consultation with the Underwriting Committee) that the Company’s resources are insufficient to underwrite Covered Contracts. Each Exempt Period shall terminate upon receipt by ABL and the Underwriting Manager of notice from the Board that the Board has determined (after consultation with the Underwriting Committee) that the Company has sufficient resources to accept retrocessions of additional Covered Contracts (the “Exempt Period Termination Notice”).

SECTION 2.4 Effective Date. This Agreement shall be effective as of 12:01 a.m. Atlantic Standard Time on May 1, 2011 (the “Effective Date”).

SECTION 2.5 Location. The Underwriting Manager shall provide the services specified in this Agreement from its offices in Bermuda, shall in no event provide any such services within the United States and shall provide such services in accordance with and subject to the U.S. Federal Income Tax Operating Guidelines attached as Appendix 2 to this Agreement.

SECTION 2.6 Instructions. The Underwriting Manager shall follow such instructions as reasonably given to it from time to time by the Company regarding the services rendered under this Agreement. The Company shall give all instructions to the Underwriting Manager in writing and shall specify a reasonable amount of time in which to allow the Underwriting Manager to take appropriate action.

SECTION 2.7 Performance Standards. The Underwriting Manager agrees to perform faithfully its duties under this Agreement to the best of its professional ability, in accordance with the standard of care reasonably to be expected of a professional insurance underwriter, and with that degree of knowledge, skill and judgment which is exercised by ABL with respect to its own business. In addition, the Underwriting Manager shall comply in all material respects with all applicable laws and regulations in respect of all activities conducted by it under this Agreement.

SECTION 2.8 Limitations of Authority.

(a) The Underwriting Manager shall have no power or authority other than as granted and set forth herein and no other or greater power shall be implied from the grant or denial of powers specifically mentioned herein.

(b) In addition to the other limitations expressly contained in this Agreement, the Underwriting Manager has no authority to:

(i) make, accept or endorse notes or otherwise incur any liability which is not incurred in the ordinary course of business of the Underwriting Manager on behalf of the Company pursuant to the terms and conditions of this Agreement;

(ii) issue a guaranty, other than as provided for in this Agreement or as permitted expressly in writing by the Company;

(iii) hold itself out as an agent of the Company in any other manner, or for any other purposes, than as specifically prescribed in this Agreement; or

(iv) settle or conduct lawsuits or other disputes other than coverage disputes relating to Covered Contracts or respond to any regulatory investigations on behalf of the Company.

(c) Other than as set forth in Section 3.8(c), the Underwriting Manager shall have no authority to appoint sub-agents for the Company without prior written approval of the Company, which consent shall not be unreasonably withheld.

ARTICLE 3

CONTRACT SERVICES

SECTION 3.1 Underwriting Services. The Underwriting Manager agrees to underwrite Covered Contracts on behalf of the Company in accordance with the terms hereof. In underwriting the Covered Contracts, the Underwriting Manager shall perform the following services:

(a) Provide indications, quotations and authorizations of terms and conditions to prospective Customers for the issuance of Covered Contracts;

(b) Prepare and negotiate retrocession agreements and industry loss warranties and related documents, including the arrangement of all collateral facilities to be put in place, in connection with the underwriting of Covered Contracts;

(c) Determine premium rates and other underwriting terms and conditions with respect to the underwriting of Covered Contracts;

(d) Establish commissions, fees and other expenses to be paid to agents, producers, brokers and other intermediaries in connection with the underwriting of the Covered Contracts; provided, that no contingent commissions shall be paid to agents, producers, brokers or other intermediaries in connection with the issuance of Covered Contracts;

(e) Execute on behalf of the Company all Covered Contracts underwritten hereunder and obtain executed copies of all Covered Contracts underwritten hereunder from the other parties thereto;

(f) Retain on behalf of the Company at least one fully executed copy of each Covered Contract underwritten hereunder and provide fully executed copies of the Covered Contracts underwritten hereunder to the other parties thereto;

(g) Establish fees to be paid to service providers by or for the account of the Company in connection with services as may be needed from time to time with respect to the Covered Contracts; and

(h) Maintain on behalf of the Company collateral supporting all of the Covered Contracts underwritten hereunder as required by the Underwriting Guidelines.

SECTION 3.2 Actuarial Services. The Underwriting Manager agrees to provide actuarial support to the Company with respect to the Covered Contracts, including preparation of pricing indications and projections of profitability on Covered Contracts, utilizing and analyzing the results of Risk Modeling Systems, compiling aggregate limit and probable maximum loss data, analyzing historical loss information and estimating loss reserves.

SECTION 3.3 Collections and Operating Account; Investment of Assets. The Underwriting Manager agrees to perform the following services with respect to the collection of amounts due to the Company and the maintenance of the Operating Account:

(a) The Underwriting Manager shall diligently seek to collect all Premiums, reinsurance recoverables and other funds due to the Company in connection with the Covered Contracts underwritten hereunder and any Ceded Retrocession Agreements and promptly (but in no event later than five (5) Business Days following receipt) deposit such payments into a separate bank account owned and established by the Company (the “Operating Account”). All Premiums, reinsurance recoverables and other funds received by the Underwriting Manager on behalf of the Company pursuant to this Agreement shall be held by the Underwriting Manager in a fiduciary capacity for the benefit of the Company. Unless otherwise directed by the Company or contemplated by paragraph (c) of this Section 3.3, the Underwriting Manager shall have the right to withdraw from the Operating Account only those fees, expenses, taxes or other amounts either due to the Underwriting Manager pursuant to this Agreement or to be paid by the Underwriting Manager on behalf of the Company pursuant to this Agreement, and in each case, only in accordance with the terms of this Agreement.

(b) In the event that the Company receives any Premiums, reinsurance recoverables or other funds that the Underwriting Manager is authorized to collect pursuant to this Agreement, the Company shall promptly deposit such payments into the Operating Account.

(c) The Underwriting Manager shall cause to be invested all assets of the Company in the Operating Account that are in excess of amounts reasonably determined by the Underwriting Manager to be necessary from time to time to satisfy the Company’s obligations as they become due. All such investments must be made in compliance with the investment guidelines set forth in Appendix 3 to this Agreement.

(d) All payments of interest and other income, if any, received in respect of the assets in the Operating Account shall be credited to and become part of the Operating Account.

SECTION 3.4 Administrative Services. The Underwriting Manager shall perform the following administrative services, as well as all other services that are necessary to ensure that New Point IV and the Company comply with all applicable legal and regulatory reporting and filing requirements (the “Administrative Services”):

(a) act as Principal Representative for the Company pursuant to Bermuda law;

(b) coordinate with the Company’s independent auditors in the preparation of statutory financial statements of the Company as may be required to be filed from time to time with the Bermuda Monetary Authority and audited annual and unaudited quarterly financial statements of New Point IV and the Company prepared in accordance with GAAP;

(c) prepare and distribute to Shareholders annual and quarterly financial statements of New Point IV and of the Company prepared in accordance with GAAP;

(d) prepare and file with the Bermuda Monetary Authority statutory financial statements of the Company as required by Bermuda law;

(e) prepare and file with the Bermuda Monetary Authority financial statements of the Company prepared in accordance with GAAP when required by Bermuda law or requested by the Bermuda Monetary Authority;

(f) prepare and distribute to Shareholders on a monthly basis the calculation of book value per share of New Point IV;

(g) coordinate with the Company’s tax advisors in the preparation of, and forward to Shareholders at their request on an annual basis, an “annual information statement” for New Point IV and the Company as described under Treasury Regulation § 1.1295-1(g) and, if relevant, information regarding New Point IV’s and the Company’s earnings required for U.S. Internal Revenue Service Form 5471 filings, as soon as reasonably possible after December 31st of each year, and the Underwriting Manager shall use its reasonable best efforts to distribute such information, if requested by a Shareholder, within seventy (70) days following December 31st of each year;

(h) coordinate with the Company’s tax advisors in the preparation of protective U.S. Federal income tax returns for New Point IV and the Company; and

(i) maintain on the Company’s behalf all licenses and other registrations and authorities required by law or regulation for the Company to conduct its business in accordance with this Agreement.

SECTION 3.5 Underwriting Committee. (a) On or prior to the Effective Date, ABL shall form, and during the term of this Agreement, maintain, an underwriting committee (the “Underwriting Committee”) to provide advice to the Underwriting Manager and the Company in connection with the underwriting of Covered Contracts hereunder. Without limiting the foregoing, the Underwriting Committee shall:

(i) meet at regular intervals, but not less often than quarterly, to review the Company’s portfolio of Covered Contracts, review terms and conditions of proposed transactions with Customers and provide advice to the Underwriting Manager and the Company regarding the composition of the Company’s risk portfolio;

(ii) monitor and report the sufficiency of the Company’s resources to continue to accept new business;

(iii) consult with the Underwriting Manager and the Company regarding major underwriting decisions;

(iv) evaluate proposals to acquire retrocessional cover for the benefit of the Company; and

(v) provide such other advice as reasonably requested by the Underwriting Manager or the Company from time to time with regard to the business of the Company.

(b) ABL shall cause the Underwriting Committee to exercise commercially reasonable due care in providing its advice to the Underwriting Manager and the Company. ABL shall provide to the Underwriting Manager the services of its Chief Underwriting Officer, Reinsurance, other senior underwriters and such other personnel as is necessary in the judgment of ABL to satisfy the Underwriting Manager’s responsibilities under the terms of this Agreement.

SECTION 3.6 Production. The Underwriting Manager shall have the authority to prepare, print, publish and mail descriptive brochures and other promotional material related to the possible issuance by the Company of Covered Contracts, subject to the pre-approval by the Company of the form and content of such material. The Company shall bear all mailing, printing, publishing and other related expenses for any such promotional materials that the Underwriting Manager distributes.

SECTION 3.7 Acquisition Expenses. The Underwriting Manager shall pay when due, from funds in the Operating Account, all applicable Acquisition Expenses.

SECTION 3.8 Claims Under Covered Contracts. (a) The Underwriting Manager shall receive all notices of claims under Covered Contracts underwritten hereunder and shall promptly notify the Company of such notices received. The Underwriting Manager shall promptly notify the Company of the initiation of any suit, arbitration proceeding or other legal proceeding against the Company or the Underwriting Manager served on the Underwriting Manager, or of any written or significant oral threat to initiate any suit, arbitration proceeding or other legal proceeding against the Company or the Underwriting Manager received by the Underwriting Manager. The Underwriting Manager shall promptly supply the Company with a description of the nature of such claim, suit, arbitration proceeding or other legal proceeding. The Company shall promptly forward to the Underwriting Manager any notices of claims, suits, arbitration proceedings or other legal proceedings against the Company that it receives other than from the Underwriting Manager.

(b) The Underwriting Manager shall determine on behalf of the Company whether to pay, deny or settle all claims under the Covered Contracts underwritten hereunder. The Underwriting Manager shall have exclusive control over the investigation, adjustment, negotiation, settlement or defense of any claims, suits, arbitration proceedings or other legal proceedings in connection with such Covered Contracts; provided, that the Underwriting Manager shall conduct any such investigation, adjustment, negotiation, settlement or defense of claims, suits, arbitration proceedings or other legal proceedings in the same manner as if it were performing such services with respect to business of its Affiliates not subject to this Agreement. The Underwriting Manager shall be entitled to pay any such claims from funds in the Operating Account.

(c) The Underwriting Manager shall exercise all the rights of the Company to pursue and control salvage and subrogation recoveries in connection with Covered Contracts underwritten hereunder using outside attorneys, experts, advisers, consultants, witnesses and investigators determined by the Underwriting Manager as necessary; provided, that the Underwriting Manager shall pursue any such recoveries in the same manner as if it were pursuing such recoveries with respect to business of its Affiliates not subject to this Agreement. When so requested in writing by the Underwriting Manager, the Company shall, at the expense of the Company, join in any pursuit of salvage and subrogation recoveries in connection with Covered Contracts underwritten hereunder.

(d) Notwithstanding anything in this Agreement to the contrary, the Company shall have the right, at its own expense, to participate jointly with the Underwriting Manager in the investigation, adjustment, negotiation, settlement and defense of claims, suits, arbitration proceedings and other legal proceedings in connection with Covered Contracts underwritten hereunder, as well as the pursuit of salvage and subrogation recoveries.

SECTION 3.9 Licenses and Authorities. The Underwriting Manager shall at all times maintain all licenses and other registrations and authorities required by law or regulation to perform the services required to be performed by the Underwriting Manager hereunder.

ARTICLE 4

RETROCESSION SERVICES

SECTION 4.1 Retrocession. (a) At the direction of the Company, the Underwriting Manager shall arrange and purchase retrocessional cover for the benefit of the Company (“Ceded Retrocession Agreements”). Except as directed by the Company, the Underwriting Manager shall have no authority hereunder to purchase or otherwise bind retrocessional cover for the benefit of the Company or to terminate, waive or amend the terms of any Ceded Retrocession Agreements.

(b) The Underwriting Manager shall manage and administer the Ceded Retrocession Agreements, including providing all reports and notices required in regard to the Ceded Retrocession Agreements to the retrocessionaires thereunder within the time required by the applicable retrocession agreement or agreements and doing all other things necessary to comply with the terms of the Ceded Retrocession Agreements. Without limiting the foregoing, the Underwriting Manager shall timely pay retrocession premiums due to retrocessionaires under the Ceded Retrocession Agreements from funds in the Operating Account and shall diligently seek to collect from such retrocessionaires all reinsurance receivables due thereunder.

ARTICLE 5

FEES

SECTION 5.1 Underwriting Fee. (a) The Company agrees to pay to the Underwriting Manager a service fee (the “Underwriting Fee”) equal to four percent (4%) of the gross written premiums with respect to the Covered Contracts underwritten hereunder and incepting during the Underwriting Term. The Underwriting Fee shall be payable quarterly as premiums are received within fourteen (14) days following the close of each fiscal quarter, commencing July 31, 2011. The Underwriting Manager shall be permitted to withdraw from the Operating Account the amount of each quarterly Underwriting Fee payment concurrently with the delivery by the Underwriting Manager of the Accounting Report for such calendar quarter.

(b) In the event of any rebates, returns of premium or other adjustments to gross written premium with respect to the Covered Contracts underwritten hereunder, the Underwriting Manager shall be required to return to the Company (by deposit into the Operating Account) any Underwriting Fees previously paid to the Underwriting Manager with respect to such rebates, returns of premium or other adjustments.

SECTION 5.2 Performance Fee. (a) The Company agrees to pay to the Underwriting Manager a performance fee (the “Performance Fee”) with respect to the Covered Contracts underwritten hereunder and incepting during the Underwriting Term equal to eight and one third percent (8 1/3%) of the Cumulative Adjusted Net Income for the Underwriting Term.

(b) Within ninety (90) days following the end of the Underwriting Term and within thirty (30) days following the end of each fiscal quarter thereafter, the Underwriting Manager shall (i) calculate the Performance Fee for the Underwriting Term as of the end of such period and (ii) deliver to the Company a report (a “Performance Fee Report”) setting forth the Underwriting Manager’s calculation of the Performance Fee and the components thereof and the aggregate amount of Performance Fee previously paid with respect to the Underwriting Term. The Performance Fee shall be calculated based on the Company’s audited financial statements determined in accordance with GAAP and all of the Company’s subsequent unaudited quarterly and audited annual financial statements determined in accordance with GAAP through the calculation date. Following the delivery of each Performance Fee Report, the Underwriting Manager shall (x) provide to the Company and its authorized representatives copies of such work papers and other documents relating to its preparation of the Performance Fee Report as the Company or its authorized representatives may reasonably request and (y) cooperate with, and make its personnel reasonably available to, the Company and its authorized representatives for the purpose of providing such other information as the Company and its authorized representatives may reasonably request concerning the Performance Fee Report.

(c) Subject to Section 5.4 below, within fifteen (15) days following the Company’s receipt of each Performance Fee Report, (i) the Company shall pay to the Underwriting Manager the amount, if any, that the Performance Fee as set forth in the Performance Fee Report exceeds the aggregate amount of any Performance Fee previously paid by the Company to the Underwriting Manager and not returned to the Company pursuant to this Section 5.2(c) or (ii) the Underwriting Manager shall pay to the Company the amount, if any, that the Performance Fee as set forth in the Performance Fee Report is less than the aggregate amount of any Performance Fee previously paid by the Company to the Underwriting Manager and not returned to the Company pursuant to this Section 5.2(c).

(d) Notwithstanding anything to the contrary contained in this Section 5.2, in the event that this Agreement is terminated by the Company with respect to all of the services pursuant to Section 9.2(b), the Performance Fee payable to the Underwriting Manager for any period subsequent to such termination shall be reduced by the amount of all fees and expenses incurred by the Company to perform, or to retain a third party administrator to perform, all of the services that would be required to be provided by the Underwriting Manager hereunder were this Agreement not so terminated.

SECTION 5.3 Administrative Fee. The Company agrees to pay to the Underwriting Manager, as consideration for the performance of the Administrative Services, an administrative fee for each calendar quarter until the first anniversary of the last day of the Underwriting Term in an amount equal to $50,000 (the “Administrative Fee”). The Administrative Fee shall be payable within fourteen (14) days following the close of each fiscal quarter, commencing July 31, 2011. The Underwriting Manager shall be permitted to withdraw from the Operating Account the amount of each quarterly Administrative Fee payment concurrently with the delivery by the Underwriting Manager of the Accounting Report for such quarter.

SECTION 5.4 Dispute Resolution. If the Underwriting Manager and the Company are unable to agree on the amount of any payment pursuant to this Article 5, such disagreements shall be submitted to an independent certified public accounting firm of national standing and reputation jointly selected and retained by the Underwriting Manager and the Company (the “Settlement Auditor”) for resolution. The Parties shall, and shall cause their respective Affiliates and independent auditors to, cooperate in good faith with the Settlement Auditor and shall give the Settlement Auditor access to all books, records, work papers and other information requested by the Settlement Auditor for purposes of such resolution. The Settlement Auditor shall, within sixty (60) days after its engagement, deliver to the Underwriting Manager and the Company a conclusive written resolution of all disagreements submitted to it, which shall be in accordance with this Agreement and shall be binding upon the Parties hereto. The Underwriting Manager and the Company shall each pay one-half of the fees and expenses of the Settlement Auditor. The Underwriting Manager and the Company shall pay to each other any amount owed to the other as determined by the Settlement Auditor within ten (10) days of its final determination.

SECTION 5.5 Offset. Any balance or balances due from one Party to another Party under this Agreement shall be offset against any balance or balances due to the former from the latter under this Agreement.

SECTION 5.6 Insufficient Funds. Notwithstanding anything to the contrary contained in Sections 5.1 or 5.2, in the event that due to regulatory or collateral requirements, the Company does not have sufficient funds on hand to make a payment of the Underwriting Fee or the Performance Fee (or any portion thereof) when due under this Agreement, the Company will not be in breach of this Agreement for failure to make such payment, but shall make such payment (without interest or any other penalty) promptly as and when sufficient funds become available.

ARTICLE 6

REPORTING

SECTION 6.1 Accounting Reports. (a) Within fourteen (14) days following the close of each fiscal quarter, commencing July 31, 2011, the Underwriting Manager will prepare and forward to the Company a detailed and itemized statement of account (the “Accounting Report”), in a form acceptable to both the Underwriting Manager and the Company, setting forth the following:

(i) all Premiums, reinsurance recoverables, investment income and any other funds received by the Underwriting Manager on the Company’s behalf during the previous fiscal quarter;

(ii) any Underwriting Fees (and adjustments thereto) or Administrative Fees due for the previous fiscal quarter;

(iii) any premiums paid in respect of Ceded Retrocession Agreements during the previous fiscal quarter;

(iv) all Acquisition Expenses paid during the previous fiscal quarter;

(v) all claims and other amounts paid by the Underwriting Manager on behalf of the Company during the previous fiscal quarter under the Covered Contracts;

(vi) the balance of the Operating Account as of the end of the previous fiscal quarter (the reporting obligations set forth in this clause may be satisfied by delivery of a bank statement or statements);

(vii) the amount of all collateral supporting the Covered Contracts written through the date of such Accounting Report; and

(viii) the market value of the Company’s assets that are invested pursuant to Section 3.3(c) as of the end of the previous fiscal quarter.

(b) Within forty-five (45) days following the close of each fiscal year, the Underwriting Manager will prepare and forward to the Company a compilation of the information set forth in the Accounting Reports for the immediately preceding fiscal year.

SECTION 6.2 Underwriting Report. Within fourteen (14) days following the close of each calendar month, the Underwriting Manager will prepare and forward to the Company a detailed and itemized report, in a form acceptable to both the Underwriting Manager and the Company, setting forth the following:

(a) a list of all Covered Contracts underwritten by the Underwriting Manager hereunder during the previous calendar month;

(b) with respect to each of the Covered Contracts listed pursuant to Section 6.2(a), the name of the Customer, the dates of coverage, the premium charged thereon, the per occurrence and aggregate insured amounts provided under each Covered Contract issued and such other specific data or information regarding the Covered Contracts as the Company may reasonably request; and

(c) a list of all Acquisition Expenses, paid losses, unearned premium reserve and deferred acquisition costs relating to all Covered Contracts listed pursuant to Section 6.2(a).

SECTION 6.3 Reserve Reports. Within thirty (30) days after the end of each fiscal quarter, the Underwriting Manager shall prepare and forward to the Company a report, in a form to be agreed upon by the Underwriting Manager and the Company, setting forth a calculation and the amount of statutory reserves the Company is required to maintain under Bermuda law as of the quarter end in connection with the Covered Contracts.

SECTION 6.4 Performance Fee Reports. The Underwriting Manager shall prepare and deliver to the Company the Performance Fee Reports in accordance with Section 5.2.

SECTION 6.5 Holidays. If the last day on which a report may be prepared and forwarded is not a Business Day, then the report may be prepared or forwarded on the next Business Day.

ARTICLE 7

RECORDS

SECTION 7.1 Maintenance of and Access to Records. The Underwriting Manager will keep full and accurate books and records, whether in paper or electronic form, of all transactions pertaining to the Covered Contracts underwritten by the Underwriting Manager hereunder. The Underwriting Manager shall also keep full and accurate books and records clearly recording the deposits into and withdrawals from the Operating Account. The Company and its representatives shall, as they may from time to time reasonably request, have access to and the right to inspect and copy, at the Underwriting Manager’s main offices, during regular business hours, and upon reasonable notice, all books and records concerning such Covered Contracts and the Operating Account. The Underwriting Manager shall maintain all books and records required by this Agreement related to the Covered Contracts until seven (7) years after the expiration of such Covered Contracts and shall maintain all books and records related to the Operating Account until seven (7) years after the Underwriting Manager ceases to perform any services for the Company hereunder. The Underwriting Manager shall permit the books and records related to such Covered Contracts and the Operating Account to be audited by an auditor appointed by the Company at any time upon reasonable notice from the Company. This Article shall survive any termination of this Agreement; provided, that if this Agreement is terminated pursuant to Section 9.2(b), the Underwriting Manager shall deliver all books and records maintained by the Underwriting Manager pursuant to this Article 7 as directed by the Company at the time of such termination of this Agreement.

SECTION 7.2 Ownership of Records. The Company shall be the owner and entitled to possession of all books and records prepared by the Underwriting Manager in connection with the Covered Contracts, the Operating Account and this Agreement, provided, that the Underwriting Manager shall be entitled to make and retain one copy of such materials.

ARTICLE 8

EXPENSES

SECTION 8.1 Expenses of the Underwriting Manager and ABL. Unless otherwise expressly provided herein, the Company will not be responsible for any expenses of the Underwriting Manager and ABL whatsoever, including all wages and salaries of their officers and employees, all other personnel costs, rent, utilities, transportation expenses, travel expenses, entertainment expenses, postage, advertising expenses, local license fees and taxes of any kind.

SECTION 8.2 Expenses of the Company. The Company will bear the cost of all fees under Article 5 of this Agreement, all Acquisition Expenses and the Company’s engagement of a corporate secretary, independent auditor, outside legal counsel and other advisors retained by the Company.

ARTICLE 9

TERM OF AGREEMENT

SECTION 9.1 Term and Extension. (a) Subject to Section 9.2, the term of this Agreement begins on the Effective Date and shall continue until 11:59 p.m. Atlantic Standard Time on the earliest to occur of: (i) April 30, 2012, (ii) the date of termination specified in a Company Termination Notice delivered by the Underwriting Manager to the Company pursuant to Section 9.1(b), and (iii) the date of termination specified in a UM Termination Notice delivered by the Company to the Underwriting Manager pursuant to Section 9.1(c) (the earliest to occur of clauses (i), (ii) and (iii), the “Termination Date”).

(b) In the event a Company Trigger Event occurs, the Company shall provide prompt written notice to the Underwriting Manager of such occurrence and the Underwriting Manager may, at its option, terminate this Agreement by delivering to the Company a written notice of termination indicating the Company Trigger Event causing such termination and the effective date of such termination (the “Company Termination Notice”); provided, the Company Termination Notice must be delivered to the Company within forty-five (45) days of the Underwriting Manager’s receipt of notice of the Company Trigger Event causing such termination.

(c) In the event an Underwriting Manager Trigger Event occurs, the Underwriting Manager shall provide prompt written notice to the Company of such occurrence and the Company may, at its option, terminate this Agreement by delivering to the Underwriting Manager a written notice of termination indicating the Underwriting Manager Trigger Event causing such termination and the effective date of such termination (the “UM Termination Notice”); provided, the UM Termination Notice must be delivered to the Underwriting Manager within forty-five (45) days of the Company’s receipt of notice of the Underwriting Manager Trigger Event causing such termination.

SECTION 9.2 Effect of Termination. (a) Upon any termination of this Agreement, the Underwriting Manager will have no authority hereunder, either directly or indirectly to: (i) underwrite any new or renewal Covered Contracts on behalf of the Company, (ii) extend the term of or alter the perils covered by any Covered Contract underwritten on or prior to the Termination Date or (iii) increase the amount of reinsurance afforded by, or otherwise increase the Company’s liability on, any Covered Contract in effect on or prior to the Termination Date. Subject to Section 9.2(b), such termination shall have no effect on the rights and duties of the Parties under this Agreement, including the obligation of the Underwriting Manager to provide the services set forth herein and the obligation of the Company to compensate the Underwriting Manager pursuant to Article 5, with respect to Covered Contracts underwritten by the Underwriting Manager hereunder on or prior to the Termination Date, and such rights and duties shall continue until such Covered Contracts have expired and all losses in connection therewith are settled or commuted.

(b) Upon any termination of this Agreement upon the occurrence of an Underwriting Manager Trigger Event, other than an UM Change of Control Event, the Company shall have the option, in lieu of termination as contemplated by Section 9.2(a), to terminate this Agreement with respect to all services provided by the Underwriting Manager hereunder. Upon any such termination, the Underwriting Manager shall cooperate fully in the transfer of services required by this Agreement, the transfer of all funds remaining in the Operating Account and any other assets of the Company held by the Underwriting Manager and the books and records maintained by the Underwriting Manager pursuant to Article 7, in each case, as directed by the Company, so that the Company or a third party administrator selected by the Company will be able to perform such services without interruption following such termination of this Agreement. If, following such termination of this Agreement, the Underwriting Manager receives any Premiums, reinsurance recoverables or other funds due the Company, the Underwriting Manager shall promptly forward such funds as directed by the Company.

(c) Notwithstanding anything in this Agreement to the contrary, this Section 9.2(c) and Articles 10, 11 and 12 shall survive any termination of this Agreement pursuant to Section 9.2(b) until the expiration of all Covered Contracts and the settlement or commutation of all losses thereunder. Notwithstanding anything in this Agreement to the contrary, Section 2.3 shall not survive any termination of this Agreement.

ARTICLE 10

INDEMNIFICATION

SECTION 10.1 Indemnified Parties. (a) The Company agrees to indemnify, defend and hold forever harmless the Underwriting Manager and its Affiliates, directors, officers, employees, agents, successors and permitted assigns (collectively, the “UM Indemnified Parties”) from and against, and to promptly pay or reimburse any UM Indemnified Party, all losses, claims, liabilities, damages, deficiencies, costs or expenses of any type (including, without limitation, attorneys’ fees) (collectively “Losses”) incurred by the UM Indemnified Parties (i) on account of any third-party claim or proceeding arising out of this Agreement, or (ii) arising from any breach of, or failure to perform, any covenant or obligation of the Company contained in this Agreement unless such breach or failure to perform is the result of a failure by the Underwriting Manager or ABL to perform any of their covenants or obligations hereunder; provided, that notwithstanding the foregoing, for purposes of this Section 10.1(a), the term “Losses” shall not include any Losses arising due to (x) the fraud, dishonesty, bad faith, gross negligence or willful misconduct of any of the UM Indemnified Parties or (y) acts of the Underwriting Manager that are outside the grant of agency authority specified in this Agreement.

(b) Each of the Underwriting Manager and ABL agrees, severally not jointly, to indemnify, defend and hold forever harmless the Company and its Affiliates, directors, officers, employees, agents, successors and permitted assigns (collectively, the “Company Indemnified Parties”) from and against, and to promptly pay or reimburse any Company Indemnified Party, all Losses incurred by the Company Indemnified Parties arising from any breach of, or failure to perform, any covenant or obligation of the Underwriting Manager or ABL, as applicable, contained in this Agreement; provided, that notwithstanding the foregoing, for purposes of this Section 10.1(b), the term “Losses” shall not include any Losses arising due to the fraud, dishonesty, bad faith, gross negligence or willful misconduct of any of the Company Indemnified Parties.

SECTION 10.2 Notice. Upon becoming aware of a claim for which an indemnified party may be entitled to indemnification hereunder, the indemnified party shall promptly notify the indemnifying party thereof in writing (provided, that the failure to promptly notify the indemnifying party in writing shall not constitute a defense to the right of indemnity unless such delay materially prejudices the indemnifying party’s defense of such claim), and the indemnifying party shall have the right to assume the defense of such claim with counsel of its own choice; provided, that the indemnified party shall be entitled to participate, at its cost and expense, with counsel of its own choice, provided that the indemnifying party shall control the defense of the claim. An indemnifying party may not settle any claim without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld.

ARTICLE 11

CONFIDENTIALITY

SECTION 11.1 Confidential Information.

(a) Each Party acknowledges that it may receive confidential or proprietary information or trade secrets (collectively “Confidential Information”) of the other Parties hereto. Each Party agrees:

(i) to hold such Confidential Information in confidence and to protect such Confidential Information with at least the same degree of care as it normally exercises to protect its own confidential or proprietary information or trade secrets of a similar nature;

(ii) to use such Confidential Information solely for the purpose of performing its obligations under this Agreement;

(iii) to reproduce such Confidential Information only to the extent necessary for such purposes;

(iv) to restrict disclosure of such Confidential Information to its employees, officers, directors, shareholders, consultants, agents, auditors, actuaries, legal counsel and other external advisors with a need to know for the purposes of performing its obligations under this Agreement and to inform such employees, officers, directors, shareholders, consultants, agents, auditors, actuaries, legal counsel and other external advisors of its confidentiality obligations under this Agreement; and

(v) not to otherwise disclose such Confidential Information to any third party (including, without limitation, in any public statement or announcement) without the prior written approval of the other Parties.

(b) The restrictions on the use or disclosure of Confidential Information in Section 11.1(a) shall not apply to any Confidential Information:

(i) after it has become generally available to the public without breach of this Agreement;

(ii) which is disclosed to a Party by a third party not known by such Party to be bound by an obligation of confidentiality;

(iii) which is disclosed by a Party pursuant to any statute, regulation, order, subpoena or document discovery request (with reasonable prior notice to the other Parties); or

(iv) which the Parties agree in writing is free of such restrictions.

ARTICLE 12

MISCELLANEOUS

SECTION 12.1 Arbitration.

(a) Except with respect to disagreements covered by Section 5.4, as a condition precedent to any right of action hereunder in the event of any dispute or difference of opinion arising out of, relating to, or in connection with this Agreement, including any question regarding its existence, breach, validity or termination, such dispute or difference of opinion shall be referred to and finally resolved by arbitration. The arbitration shall be conducted under the UNCITRAL Model Law in accordance with the Bermuda International Conciliation and Arbitration Act 1993 and the UNCITRAL Arbitration Rules presently in force, except as same may be expressly modified herein or by mutual agreement of the Parties.

(b) The tribunal shall consist of three (3) arbitrators, one of whom shall be nominated by the Underwriting Manager on behalf of itself and ABL and the other of whom shall be nominated by the Company. The two (2) arbitrators so nominated shall nominate the third arbitrator, who shall be the chairman. If either of the Underwriting Manager or the Company refuses or neglects to appoint an arbitrator within forty-five (45) days of a written request by the other Party to do so, the Appointments’ Committee of the Chartered Institute of Arbitrators Bermuda Branch (the “Appointing Authority”) shall appoint an arbitrator on such Party’s behalf. If the two (2) arbitrators do not agree on a third arbitrator within thirty (30) days of their appointment, the chairman shall be appointed by the Appointing Authority. The arbitrators shall be present or former officers of property reinsurance companies, other than the Parties or any of their respective Affiliates, or other professionals with significant experience in the property reinsurance business.

(c) The place of the arbitration shall be Bermuda.

(d) The substantive law of the arbitration shall be that of Bermuda.

(e) Each Party shall bear its own expenses and attorneys’ fees and the expense of its own arbitrator, and shall jointly and equally bear with the other the expense of the chairman and of the arbitration. In the event that an arbitrator is chosen by the Appointing Authority because of a Party’s failure to appoint an arbitrator, as above provided, the expense of that arbitrator shall be borne by that Party. Notwithstanding the foregoing, the arbitrators shall have the discretion to award costs.

(f) The arbitration award shall be final and binding on the Parties. Judgment upon the award may be entered in any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

(g) In order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to the arbitration proceeding, the arbitration tribunal may consolidate the arbitration proceeding with any other arbitration proceeding or proceedings involving any of the Parties hereto relating to this Agreement. The arbitration tribunal shall consolidate such arbitrations if, but only if, it determines that (i) there are issues of fact or law common to the two proceedings so that a consolidated proceeding would be more efficient than separate proceedings and (ii) no Party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. All Parties to this Agreement have by its execution consented to this procedure and no further consent is required from any Party for this procedure to be effective.

SECTION 12.2 Relationship of the Parties. The Underwriting Manager and ABL, on the one hand, and the Company on the other, and their respective Affiliates are and shall remain independent contractors and not employees or agents of each other. Except as expressly granted by the other Party in writing, neither Party shall have any authority, express or implied, to act as an agent of the other Party or its subsidiaries or Affiliates under this Agreement. It is not the intent of the Parties hereto to create, nor should this Agreement be construed to create, a partnership, joint venture or employment relationship among or between the Parties (including their respective officers, employees, agents or representatives).

SECTION 12.3 Assignment. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, and except as otherwise provided in this Agreement, no Party may pledge, assign, transfer, subcontract or delegate, either in whole or in part its rights and obligations under this Agreement without the prior written consent of the other Parties.

SECTION 12.4 Amendment. This Agreement, including any appendices, may be amended by the Parties in a writing signed by a duly authorized representative of each Party.

SECTION 12.5 No Waiver or Modification. None of the Parties shall be deemed to have waived any rights or remedies accruing to it hereunder unless such waiver is in writing and signed by such Party. Any waiver by any Party of a breach of any provision of this Agreement by another Party shall not be held to constitute a course of conduct or a waiver of a subsequent breach of that or any other provision.

SECTION 12.6 Further Assurances. Each Party agrees to perform any further acts and execute and deliver any further documents which may be reasonably necessary to carry out the provisions of this Agreement.

SECTION 12.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law or rule in any jurisdiction in any respect, such invalidity shall not affect the validity, legality and enforceability of any other provision or any other jurisdiction and the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby, all of which shall remain in full force and effect, and the affected term or provision shall be modified to the minimum extent permitted by law so as to achieve most fully the intention of this Agreement.

SECTION 12.8 Governing Law. The laws of Bermuda shall govern all matters concerning the validity, performance, and interpretation of this Agreement.

SECTION 12.9 Notices. Any written notices, demands or other communication required to be sent or given under this Agreement by any of the Parties shall be deemed properly served if sent to the recipient by reputable express courier service (charges paid) or by facsimile. Date of service of such notice shall be one (1) Business Day after date of delivery to the overnight courier if sent by overnight courier, or if by facsimile, the date the facsimile is confirmed if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day if not received during the recipient’s normal business hours. Such notices, demands and other communications shall be sent to the addresses indicated below or such other address or to the attention of such other person as the recipient has indicated by prior written notice to the sending Party in accordance with this Section 12.9:

If to the Underwriting Manager, to:

Alterra Agency Limited

Alterra House

2 Front Street

Hamilton HM11, Bermuda

Facsimile: (441) 292-5331

Attention: General Counsel

If to ABL, to:

Alterra Bermuda Limited

Alterra House

2 Front Street

Hamilton HM11, Bermuda

Facsimile: (441) 292-5331

Attention: General Counsel

If to the Company, to:

New Point Re IV Limited

c/o Alterra Agency Limited

Alterra House

2 Front Street

Hamilton HM11, Bermuda

Facsimile: (441) 292-5331

Attention: General Counsel

with copies to:

Each director on the Board of Directors of the Company at the address for such director given to the Underwriting Manager in accordance with this Section 12.9.

SECTION 12.10 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, and any appendices hereto (all of which are hereby incorporated in this Agreement and made a part hereof), constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the Parties on the subject matter. Any and all prior representations, statements, or agreements between the Parties hereto are merged herein and shall not survive or exist except as stated herein.

SECTION 12.11 Headings. The descriptive headings of this Agreement are intended for reference only and shall not affect the construction or interpretation of this Agreement.

SECTION 12.12 Interpretation. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. This Agreement has been negotiated by the Parties, and the fact that the initial and final draft will have been prepared by any Party or an intermediary will not give rise to any presumption for or against any Party to this Agreement to be used in any respect or forum in the construction or interpretation of this Agreement. Each Party participated in drafting this Agreement. Words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

SECTION 12.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, when taken together, shall constitute one and the same agreement.

SECTION 12.14 Currency. Whenever the word “dollars” or the “$” sign appears in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be denominated in United States Dollars.

SECTION 12.15 Force Majeure. Neither the Company nor the Underwriting Manager shall have any liability for any failure to perform this Agreement in accordance with its terms if such failure is caused by unforeseeable causes beyond the control of such Party, which may include unavailability of communications, facilities, acts of God or the public enemy, acts of third parties including delays of maintenance and vendors, acts of civil or military authority, fires, floods, storms, earthquakes, accidents, explosions, sabotage, strikes, lockouts or other labor disturbances, national emergency, system failure, unavailability of energy sources, materials or equipment, delay in transportation, riots, terrorism or war, provided, that such Party promptly (a) notifies the other Parties of its inability to so perform, the steps and plans it will take to rectify such inability and the anticipated length of such inability and (b) acts diligently to rectify such inability.

[signatures appear on following page]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their authorized officers as of the date first set forth above.

NEW POINT RE IV LIMITED

By:
Name:
Title:

ALTERRA AGENCY LIMITED

By:
Name:
Title:

ALTERRA BERMUDA LIMITED

By:
Name:
Title:

APPENDIX 1

UNDERWRITING GUIDELINES 2011

1.	Contracts

Contracts to be underwritten shall consist of collateralized property catastrophe excess of loss retrocession contracts written on an ultimate net loss basis and collateralized industry loss warranties. The contracts may include occurrence and aggregate loss triggers that attach following an accumulation of smaller catastrophes. Contracts ceded by Alterra Bermuda Limited or its affiliates will not be covered.

2.	Reinstatements

Contracts shall not include any provisions for automatic reinstatement of limit.

3.	Term of Cover

Cover in respect of contracts underwritten hereunder must incept on or after May 1, 2011 and before April 30, 2012 and terminate on or before April 30, 2013.

4.	Reinsured Portfolio

The majority of risk of loss will be derived from reinsurance written by the underlying cedent, but it is permissible to include some elements of direct insurance.

5.	Territorial Scope

The territorial scope of contracts generally will be on a worldwide basis, a U.S.-only basis, a worldwide excluding US. basis or a named territories basis.

6.	Exclusions

Contracts are intended to cover only natural catastrophe exposure and, therefore, will contain customary exclusions for Nuclear, Terrorism, War (active/passive), Pollution, Offshore Marine/Energy, Aviation and Space Risks, or sublimit contributions to loss from such perils

7.	Brokerage

Brokerage commissions on each contract shall not exceed 10% of premium. No contingent commissions shall be paid to agents, producers, brokers or other intermediaries in connection with the issuance of contracts.

8.	Deposit Accounting

Contracts that would be given deposit accounting treatment will not be written.

9.	Approval

Each contract will be approved by the Chief Underwriting Officer, Reinsurance of Alterra Bermuda Limited prior to binding.

10.	Collateral

All contracts will be collateralized by a trust agreement or letter of credit. Collateral will be posted in an amount equal to the policy limit on such contracts, less the amount of any uncollected premium (net of acquisition expenses and underwriting fees) and less paid losses under such contracts. Each contract will have contractual provisions, individually negotiated, under which collateral held in trust or supporting letters of credit can be released and/or any claims settled.

APPENDIX 2

U.S. FEDERAL INCOME TAX

OPERATING GUIDELINES

New Point Re IV Limited (“New Point Re IV”) intends to provide retrocession cover to reinsurance companies through reinsurance transactions developed and negotiated by Alterra Agency Limited (the “Underwriting Manager”) pursuant to an Underwriting Services Agreement.

To minimize the risk that New Point Re IV is engaged in a U.S. trade or business (a “USTB”), it is necessary to put in place safeguards with respect to the types of activities conducted in the United States. The following guidelines must be complied with in order that New Point Re IV not be characterized as engaged in a USTB.

(i) Marketing and Solicitation Activities

(A) Neither New Point Re IV nor any of its officers, directors, employees, or agents (including Alterra Capital Holdings Limited and Alterra Bermuda Limited) (collectively “Alterra”) and the Underwriting Manager, or their officers, directors, employees or agents acting on behalf of New Point Re IV) (collectively, “New Point Re IV Representatives”) should advertise the sale of or otherwise solicit persons with regard to the products of New Point Re IV while physically present in the United States.

(B) Advertisements in trade journals and on a New Point Re IV or Alterra website (if any) should not include a phone number, e-mail address, address or contact person. A website must be passive – i.e., it should not provide for a method that would allow potential insureds or reinsureds to complete applications online for submission to New Point Re IV.

(C) Additionally, with respect to internet advertisements on other websites, such advertisement must not constitute a referral with respect to a product (e.g., a recommendation, endorsement or promotion of the advertised product). Fees paid by New Point Re IV for such advertisement should be on an arm’s length flat fee or fee per website hit basis.

(D) The server (if any) for New Point Re IV’s e-mail facilities, primary data storage and website and e-mail system should be located outside the United States and should have an “address” outside the United States.

(E) New Point Re IV Representatives may attend insurance conventions and seminars and speak or participate in panel discussions, even if clients, insurers or potential clients are in attendance. However, only general business objectives of New Point Re IV may be discussed and specific projects should not be discussed. This cautionary advice applies regardless whether the clients or potential clients are U.S. or non-U.S. reinsurers.

(F) Although no assurance can be given, sporadic, occasional visits and marketing contacts with reinsurance clients, potential reinsurance clients or reinsurance intermediaries in the United States may be undertaken. Such visits or contacts should be conducted at the office of the reinsurance client, potential reinsurance client or reinsurance intermediary, and New Point Re IV should not (1) maintain an office in the United States or (2) use the office, personnel, business equipment and the like of an affiliate or agent in the United States, including, without limitation, a shareholder or an affiliate of a shareholder,1 for purposes of such visits or contacts. An officer or agent of New Point Re IV should monitor such visits to ensure that such visits are not “regular and continuous.” In particular, as discussed below, New Point Re IV Representatives should not meet in the United States with reinsurance clients, potential reinsurance clients or reinsurance intermediaries to discuss specific reinsurance transactions. Regular visits and marketing contacts must be avoided.

(G) New Point Re IV Representatives may discuss general business objectives of New Point Re IV during sporadic occasional visits. New Point Re IV Representatives should not negotiate or discuss the terms of specific reinsurance transactions; rather, New Point Re IV Representatives should advise potential clients or intermediaries to call, or call on, New Point Re IV (through the Underwriting Manager) in Bermuda or elsewhere outside the United States. Although the potential client or intermediary may negotiate from the United States, New Point Re IV (through the Underwriting Manager) should negotiate from Bermuda or elsewhere outside the United States, whether by meetings, letter, facsimile, email or telephone. Regular visits and marketing contacts must be avoided.

(H) A U.S. reinsurer ceding business to New Point Re IV, or any agent thereof (including the Underwriting Manager), while physically present in the United States, should not represent to any client or potential client that it represents the interests of, or is conducting business on behalf of, New Point Re IV.

[1]	All references to (1) an affiliate of New Point Re IV, (2) a shareholder of New Point Re IV or (3) an affiliate of a shareholder of New Point Re IV, include the U.S. agents, if any, of such person.

(I) U.S. personnel of (1) affiliates of New Point Re IV, (2) shareholders of New Point Re IV, (3) affiliates of shareholders of New Point Re IV or (4) agents of New Point Re IV, if any, while physically present in the United States should not contact potential ceding reinsurers to solicit business on behalf of New Point Re IV, however, independent U.S. or non-U.S. reinsurance intermediaries may be utilized in this regard.

(ii) Negotiating, Underwriting and Contracting Activities

(A) Underwriting guidelines, practices, etc. for New Point Re IV should be adopted by its Board of Directors (“Board”) at meetings convened outside the United States.

(B) Potential cedents should be required to submit their reinsurance proposals and all other documents related to reinsurance coverage to New Point Re IV (through the Underwriting Manager) either through a U.S. licensed reinsurance intermediary or directly to New Point Re IV (through the Underwriting Manager) in Bermuda or elsewhere outside the United States, and such proposals should be received by New Point Re IV (through the Underwriting Manager) in Bermuda or elsewhere outside the United States.

(C) Any reinsurer licensed to do business in the United States that cedes business to New Point Re IV should not in any manner be directed by New Point Re IV with respect to such reinsurer’s conduct of its insurance business. New Point Re IV and the Underwriting Manager must not participate in the preparation of underwriting, claims and payments guidelines to be applied by any U.S. reinsurer ceding business to New Point Re IV or any managing general underwriter underwriting business on behalf of such admitted U.S. reinsurer. This guideline would not preclude New Point Re IV (through the Underwriting Manager) from conducting a review from outside the United States of the underwriting, claims and payments guidelines of a U.S. licensed ceding reinsurer and declining to participate in a reinsurance transaction absent modifications to such guidelines. New Point Re IV must not compensate any U.S. managing general underwriter with respect to business ceded from any admitted U.S. reinsurer (although the admitted U.S. reinsurer ceding business to New Point Re IV may share any ceding commission charged to New Point Re IV with a managing general underwriter).

(D) Any U.S. reinsurer ceding business to New Point Re IV should retain a significant portion of its business (e.g., not cede to New Point Re IV more than a specified percentage or a specified dollar amount within the reinsured policy’s limits) so that the cedent will continue to hold a significant interest in the underwritten business.

(E) Any U.S. reinsurer ceding business to New Point Re IV should have significant unrelated business (i.e., business other than business ceded to New Point Re IV).

(F) Any reinsurance arrangement between New Point Re IV and a U.S. reinsurer must be on an arm’s length basis and must be consistent with industry standards with respect to similar arrangements (e.g., the reinsurance premium payable by, and the ceding commission payable to, the licensed reinsurer must be arm’s length and the termination provisions must be reasonable).

(G) New Point Re IV should not specifically reimburse any U.S. licensed reinsurer that cedes business to it for its ordinary and necessary trade or business expenses (e.g., rent, salaries and similar expenses). This guideline would not preclude New Point Re IV from paying an arm’s length ceding commission to such reinsurers.

(H) The business of New Point Re IV should incorporate adequate risk shifting and risk distribution for U.S. federal income tax purposes. In this respect, its insurance and reinsurance contracts should, at a minimum, satisfy the requirements of Financial Accounting Standards 113, 5 and 60, as appropriate.

(I) Risk proposal review, including review of a quota share treaty, and any subsequent commitment by New Point Re IV (through the Underwriting Manager) should be made while physically present in Bermuda or elsewhere outside the United States. Additionally, no underwriters should engage in negotiations or discussions on behalf of New Point Re IV (including, without limitation, by e-mail or telephone) with respect to a particular risk proposal while physically present in the United States

(J) U.S. personnel of (1) affiliates of New Point Re IV, (2) shareholders of New Point Re IV, (3) affiliates of shareholders of New Point Re IV or (4) agents of New Point Re IV, if any, while physically present in the United States should not contact potential reinsurers during the negotiation, underwriting and contracting process on behalf of New Point Re IV. However, independent U.S. or non-U.S. reinsurance intermediaries may be utilized in this regard.

(K) All negotiations and decisions with respect to the terms of reinsurance contracts and similar matters should be conducted and made independently by New Point Re IV in Bermuda or elsewhere outside the United States. New Point Re IV Representatives who are U.S. residents may participate in these negotiations only when physically present outside the United States. These negotiations and decisions must not constitute mere ministerial ratifications of evaluations and decisions made in the United States with respect to proposals by potential reinsurance clients. If approval of an underwriting committee is required, the underwriting committee should meet and consider proposals in Bermuda or elsewhere outside the United States.

(L) No person, including New Point Re IV Representatives, should have the authority to directly or indirectly, or may directly or indirectly, solicit, negotiate, accept or conclude contracts on behalf of New Point Re IV while in the United States, and no such contracts may be executed in the United States on behalf of New Point Re IV.

(M) Documents relating to the reinsurance contracts of New Point Re IV should be mailed to the potential ceding reinsurer from Bermuda or elsewhere outside the United States. Alternatively, reinsurance intermediaries located outside the United States may be utilized. Documents related to “outward” retrocession coverage should be mailed by the potential retrocessionaire to New Point Re IV in Bermuda or elsewhere outside the United States.

(N) All evidences of reinsurance, as well as all “outward” retrocession contracts, should be signed and delivered by New Point Re IV (through the Underwriting Manager) in Bermuda or elsewhere outside the United States. Similarly, ongoing policy renewal and maintenance activities should be conducted in Bermuda or elsewhere outside the United States. Consistent with industry practices, payment of reinsurance premiums and losses and delivery of reinsurance contracts may also be made through a broker or intermediary.

(O) Each contract of reinsurance should clearly set forth which party (e.g. the ceding company) is liable for the U.S. federal insurance excise tax, if any.

(P) Once the negotiations, decisions and contract terms with respect to the underwriting of any reinsurance contract have been completed, to the extent it is necessary, occasional follow-up meetings relating to the contract with independent professionals (such as lawyers, accountants or actuaries) may be held in the United States at the offices of the professionals. These meetings should generally not include reinsureds (or their representatives) as participants.

(Q) Except to the extent explicitly permitted in these guidelines, due diligence activities with respect to reinsurance transactions generally should not be conducted in the United States by New Point Re IV or an agent thereof; rather, New Point Re IV should request the necessary information be submitted to it in Bermuda. If it becomes necessary to conduct such activities in the United States, they should be conducted by an independent agent hired for this purpose.

(iii) Premium Billing and Collection

(A) Premiums should be billed by New Point Re IV (through the Underwriting Manager) from Bermuda.

(B) Premium payments should be made by a reinsured to New Point Re IV in Bermuda or through an independent reinsurance intermediary (although such payments may be made from an account of the reinsured maintained with a U.S. bank or a U.S. branch of a non-U.S. bank).

(iv) Licensing

(A) New Point Re IV must be licensed in Bermuda.

(B) New Point Re IV should not seek authorization as an insurer or reinsurer in any state or jurisdiction of the United States without consultation with counsel to determine the effect of such authorization in combination with other relevant factors on their United States tax status. U.S. letters of credit and Regulation 114 trusts, standing alone, should not cause a U.S. federal income tax problem.

(v) Investment and Trading Activities

(A) Although trading in stock or securities for the accounts of New Point Re IV (whether conducted by New Point Re IV, its employees, shareholders or U.S. brokers) should not constitute engaging in a U.S. trade or business, it is preferable for all investment decisions to be made by New Point Re IV in Bermuda or elsewhere outside the United States. Such investing or trading activities do not include asset/liability management functions. Such functions should be conducted from Bermuda or elsewhere outside the United States.

(B) New Point Re IV’s investment guidelines should be adopted at a meeting of its Board held in Bermuda or elsewhere outside the United States.

(C) The holding of money or assets in the United States and contracting for investment services with independent investment advisors in the United States who will act in accordance with the investment guidelines adopted by New Point Re IV’s Board is not precluded (although it would be preferable for day-to-day portfolio decisions to be made by non-U.S. investment advisors).

(D) Use of an investment advisor in the United States by New Point Re IV should be contracted for on an arm’s-length basis. Additionally, if a “related” investment advisor is utilized, the related investment advisor should offer similar services to unrelated parties.

(E) New Point Re IV should not maintain capital and surplus in excess of the reasonable needs of its insurance business.

(vi) Claims Handling Activities

(A) Claims and payment guidelines for New Point Re IV should be adopted by its Board at meetings convened in Bermuda.

(B) Claims under reinsurance contracts should be made directly to and from New Point Re IV in Bermuda or elsewhere outside the United States.

(C) Reinsurance contracts should preferably provide for arbitration outside the United States.

(D) Investigation, settlement and other claims handling activities should be conducted (1) outside of the United States or (2) if within the United States, by unrelated independent contractors and/or attorneys hired by New Point Re IV for this purpose. To the extent that independent contractors or attorneys are engaged to assist in the investigation and settlement of claims, they should be employed on a case-by-case basis and given limited settlement authority, and ultimate settlement authority should be exercised outside the United States by New Point Re IV. Alternatively, New Point Re IV’s policy forms may provide that reinsureds are permitted to handle their own claims.

(E) Final determination as to New Point Re IV’s liability for claims should be made in Bermuda or elsewhere outside the United States, and payment instructions should be prepared and executed in Bermuda or elsewhere outside the United States. Payment of claims and expenses should be initiated from Bermuda or elsewhere outside the United States, although payment may be made from assets situated within the United States (e.g., reinsurance trusts).

(F) A quota share arrangement with a reinsurer licensed to do business in the United States which cedes business to New Point Re IV should not include a “cut-through” endorsement that would allow an insured of the licensed reinsurer to proceed directly against New Point Re IV.

(vii) Management Activities

(A) Actual management authority with respect to the activities of New Point Re IV should be vested in its respective officers and directors.

(B) Fundamental corporate policy decisions must be made by New Point Re IV’s Board, and New Point Re IV’s Board should approve a resolution granting the appropriate authority to conduct New Point Re IV’s business to its officers.

(C) All shareholders’ meetings, Board meetings and meetings of committees and subcommittees of New Point Re IV’s Board must be conducted in Bermuda or elsewhere outside the United States.

(D) A majority of directors of New Point Re IV (and a majority of the directors present at each meeting of the board of directors or an executive committee thereof) should have business experience commensurate with their positions and should not be merely passive board members.

(E) A director of New Point Re IV who also serves as an officer of New Point Re IV (or otherwise directly participates in operating decisions) should not engage in any management activity on behalf of New Point Re IV in the United States. A director of New Point Re IV who does not serve as an officer (and does not otherwise participate in operating decisions) may prepare for Board meetings while in the United States, provided such director does not communicate with any other person with respect to such matters within the United States. In this regard, directors may receive board packages in the United States.

(F) Directors, shareholders and service providers (other than independent professionals, such as lawyers, accountants or actuaries) should be instructed not to discuss the substantive affairs of New Point Re IV in the United States.

(G) A majority of the meetings of the New Point Re IV Board should be held in Bermuda, and a U.S. director who is unable to attend a Board meeting should not participate in such meeting by telephone from the United States.

(H) All day-to-day management activities of New Point Re IV, including communications with the general public and maintenance and auditing of corporate books and records, should be conducted in Bermuda by New Point Re IV employees or service providers.

(I) No U.S. resident should participate in the day-to-day management of New Point Re IV while physically present in the United States. Any officer of or service provider to New Point Re that is a U.S. resident may not engage in any substantive activity on New Point Re

IV’s behalf unless such officer or service provider is physically present in Bermuda or elsewhere outside the United States. Accordingly, to alleviate difficult evidentiary issues (i.e., establishing that an officer or service provider of New Point Re IV who is a U.S. resident did not perform activity on New Point Re IV’s behalf while physically present in the United States), we would recommend that all officers or service provider of New Point Re IV expected to provide services to New Point Re IV that are U.S. residents maintain accurate and contemporaneous logs of daily activity.

(J) No New Point Re IV Representative, including U.S.-based officers and directors of New Point Re IV, or employees of U.S. based shareholders of New Point Re IV or its affiliates should engage in any activity on behalf of New Point Re IV (including, without limitation, telephone conversations, communications via “e-mail” or oral discussions) with respect to a specific insurance related transaction while physically present in the United States.

(K) New Point Re IV should have its own officers, and the officers of New Point Re IV should have relevant experience in the business to be performed commensurate with their positions. If New Point Re IV does not have employees, work performed on behalf of New Point Re IV should be performed by a service provider which has contracted with New Point Re IV to provide such services on an arm’s length basis.

(L) New Point Re IV should not maintain or have available to it any office, room or other fixed place of business in the United States through which its business is conducted, including the office or home of a New Point Re IV Representative or the office of an affiliate. Care should be taken not to conduct any meetings or operations of New Point Re IV at the U.S. offices of (1) affiliates of New Point Re IV, (2) shareholders of New Point Re IV, (3) affiliates of shareholders of New Point Re IV or (4) agents of New Point Re IV. For example, if a New Point Re IV Representative visits his or her residence in the United States on weekends, such person should not conduct any business on behalf of New Point Re IV from his or her residence.

(M) All communications with New Point Re IV should be directed to it or the Underwriting Manager at its or the Underwriting Manager’s Bermuda office.

(N) The letterhead of New Point Re IV should not include an address in the United States, and business cards of New Point Re IV Representatives should not have an address or telephone number in the United States.

(O) New Point Re IV should not be listed in any directory with a U.S. address or contact and should not have any telephone or facsimile numbers in the United States.

(P) No act of New Point Re IV should intimate that it has a U.S. business presence.

(Q) There should be persons in Bermuda with the qualifications, experience, power and authority to negotiate and conclude contracts on behalf of New Point Re IV, and such persons must be the only persons who habitually exercise such authority and must do so only when in Bermuda or elsewhere outside the United States. The number of such persons will be based on the volume of business of New Point Re IV.

(R) New Point Re IV should have an operating account in Bermuda or elsewhere outside the United States. This account should be used to pay all operating expenses, including travel expenses of a New Point Re IV Representative. It would be preferable for persons in Bermuda to have signatory authority over such account. If a person in the United States has signatory authorization over such account, such U.S. person must indicate this authority on their U.S. federal income tax returns and must file a TD F 90-22.1.

(S) All disbursements paid from such operating account should be approved in Bermuda or elsewhere outside the United States.

(T) Cash management activities should be conducted in Bermuda or elsewhere outside the United States.

(U) No New Point Re IV Representative should serve as an officer or director of a reinsurer licensed to do business in the United States which cedes business to New Point Re IV.

(V) Any service arrangements with any U.S. entity that may be affiliated with or related to New Point Re IV, or affiliated with or related to a shareholder of New Point Re IV, must be consistent with industry standards with respect to similar arrangements. New Point Re IV must have the right to terminate such contracts with any U.S. entity with or without cause upon reasonable notice (i.e., notice consistent with industry standards). Employees of a U.S. affiliate should not provide “core” insurance services to New Point Re IV (e.g., actuarial or underwriting services) while physically present in the United States. Moreover, any U.S. company that provides support services to New Point Re IV shall not (1) conduct any insurance or reinsurance business on behalf of New Point Re IV in the United States or (2) have contact with customers or potential customers of New Point Re IV (except to the extent explicitly permitted in the guidelines).

(W) New Point Re IV should consider filing protective U.S. tax returns annually reflecting no income. Such filings have the consequence of (1) ensuring that if the IRS were to argue that New Point Re IV is engaged in a U.S. trade or business for U.S. federal income tax purposes, it would be allowed its ordinary and necessary business deductions and (2) commencing the running of the statute of limitation on the taxable year with respect to which the return was filed.

(viii) Related Person Insurance Income Procedures

(A) The Underwriting Manager shall (i) establish reasonable procedures to monitor related person insurance income and to determine the application of the exceptions therefrom; and (ii) report to New Point Re IV if it reasonably determines that a shareholder of Holdings may be required to include related person insurance income under section 951 of the Internal Revenue Code.

APPENDIX 3

INVESTMENT GUIDELINES

The Underwriting Manager shall cause to be invested all assets of the Company in the Operating Account that are in excess of amounts reasonably determined by the Underwriting Manager to be necessary from time to time to satisfy the Company’s obligations as they become due. All such investments must be made in one or more funds with daily liquidity that are rated at least A1+, P1, F1+, AAAm, Aaa or AAA/V1+ by a nationally recognized rating agency.